Exhibit 99.5

ANNUAL SUBSERVICER’S CERTIFICATE

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

Re:   YAMAHA MOTOR MASTER TRUST

                The undersigned, duly authorized representative of GE Commercial Distribution Finance Corporation, a Delaware Corporation (“GECDF”), as Servicer pursuant to the Servicing Agreement, dated as of March 1, 1994 (as amended and restated, the “Servicing Agreement”), by and among Yamaha Motor Corporation, U.S.A. (“Yamaha”), and GECDF (f/k/a Deutsche Financial Services Corporation, which was f/k/a ITT Commercial Finance Corp.), does hereby certify to the best of his or her knowledge after reasonable investigation that:

1.                             GECDF is, as of the date hereof, the Servicer (“the Servicer”) under the Servicing Agreement as that term is defined in the Servicing Agreement.

2.                             The undersigned is duly authorized pursuant to the Servicing Agreement to execute and deliver this certificate to Yamaha.

3.                             This certificate is delivered pursuant to Section 2.4 of the Servicing Agreement.

4.                             A review of the activities of the Servicer during the period from April 1, 2004 through December 31, 2004, and of its performance under the Servicing Agreement was conducted under my supervision.

5.                             Based on such review, to the best of my knowledge (a) the Servicer has, to the best of my knowledge, fully performed all of its obligations under the Servicing Agreement throughout such period and (b) no event which, with the giving of notice or passage of time or both, would constitute a Servicer Default has occurred.

[Document continues with signature page.]

                                IN WITNESS WHEREOF, the undersigned has duly executed this Annual Subservicer’s Certificate as of February 28, 2005.

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION
as Servicer

By:	/S/
Name: Paul Puma
Title: Sr. Vice President